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October 6, 1995



                                                                     Exhibit 5.0
United States Filter Corporation
73-710 Fred Waring Drive
Palm Desert, CA 92260

Gentlemen:

I am Deputy General Counsel of United States Filter Corporation (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Form S-8 Registration Statement to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of an additional 302 shares of the Company's common stock which have been or are to be offered from time to time pursuant to the option agreements under the Liquipure Technologies, Inc. (formerly Conventure Corporation) 1989 Stock Option Plan, which agreements were assumed by the Company in connection with the Company's acquisition of Liquipure Technologies, Inc.

I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan, the option agreements and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that the above referenced 302 shares have been duly and validly authorized and reserved for issuance and, when issued upon exercise of options granted under the above referenced Plan and pursuant to the terms thereof, will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Form S-8 Registration Statement.


Very truly yours,

/s/ DONALD L. BERGMANN

Donald L. Bergmann

DLB197/lrd